VAN HULZEN ASSET MANAGEMENT, LLC

950 Iron Point Road, Suite 290

Folsom, California 95630

July 26, 2013

Northern Lights Fund Trust

c/o Andrew Rogers, President

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Re: Advisory Fee Waiver for Iron Horse Fund

Dear Mr. Rogers:

As you are aware, Van Hulzen Asset Management, LLC (the “Adviser”) has contractually agreed to waive a portion of its advisory fees for the benefit of Iron Horse Fund (the “Fund”).  The Adviser hereby agrees, as of the date hereof, to waive or limit its advisory fees so that such fees, on an annual basis, do not exceed 0.75% of the Fund’s average daily net assets. This Agreement shall become effective on the date first above written and shall remain in effect until at least June 30, 2014.  This agreement can be terminated only upon the approval of the Northern Lights Fund Trust Board of Trustees.

Sincerely, /s/ John Pearce _____________________________ John Pearce Managing Director Van Hulzen Asset Management, LLC	Approved and accepted on behalf of the Fund, /s/ Andrew Rogers ______________________ Andrew Rogers President Northern Lights Fund Trust